Exhibit 99.1

SEATTLE, Washington – April 22, 2003 – Ostex International, Inc. (NASDAQ/NM: OSTX) today reported results of operations for the three-month period ended March 31, 2003.

Revenues for the first quarter of 2003 totaled $1,651,000 relative to first quarter 2002 total revenues of $923,000.  The 79% increase in revenues was the result of higher sales of the Company’s Osteomark® NTx products.  Sales of the Osteomark NTx Urine and Serum kits and the Point-of-Care device increased over the comparable quarter in 2002 and sales were particularly strong for the Company’s serum kits.

In the first quarter of 2003, the Company recorded a net loss of $638,000 ($0.05 per share) compared to a net loss of $1,292,000 ($0.10 per share) for the corresponding quarter of the prior year.  The 51% decrease in net loss primarily is the result of revenues from higher sales offset by accounting and legal expenses related to the Company’s proposed merger with Inverness Medical Innovations, Inc.  Additionally, in the first quarter of 2002, the Company incurred $431,000 of start-up costs associated with its point-of-care manufacturing facility.  No such corresponding costs were incurred in 2003.

Thomas Bologna, Chairman, President and Chief Executive Officer of Ostex, stated, “First quarter 2003 financial results relative to the first quarter of 2002 were very good.  We had relatively strong across-the-board product sales and shipments to Mochida Pharmaceutical Co., Ltd., our Japanese partner, which contributed significantly to our improvement over last year.  Accounting, investment banking, and legal expenses of $268,000 incurred in the first quarter of 2003 related to the proposed merger with Inverness had a negative impact on our bottom line results.”

Mr. Bologna, continued,  “The proposed merger with Inverness is proceeding and, subject to SEC authorization, we anticipate mailing the definitive proxy statement/prospectus concerning the proposed transaction in early May.”

Ostex International develops and commercializes products to make disease management a reality with osteoporosis being the first area of focus.  The Company’s lead product, the Osteomark NTx test, now available in multiple test formats, incorporates breakthrough and patented technology for the management and prevention of osteoporosis.

Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, successful and timely consummation of the proposed merger with Inverness Medical Innovations, Inc. and realization of the expected benefits of the merger, product demand, pricing, maintaining and increasing the Company’s customer base, market acceptance of the Osteomark NTx tests, changing economic conditions which may affect potential financing sources, the actions of competitors, patent related actions, the effect of the Company’s accounting policies, regulatory requirements for the Company’s products, product development, manufacturing performance and other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the U.S. Securities and Exchange Commission.  Ostex undertakes no obligation to update any forward-looking statements.

Additional Information and Where to Find It

Ostex and Inverness Medical Innovations have filed documents concerning the proposed merger with the U.S. Securities and Exchange Commission.  WE URGE INVESTORS TO READ THE DOCUMENTS FILED AND TO BE FILED BY OSTEX AND INVERNESS, INCLUDING MOST PARTICULARLY THE DEFINITIVE PROSPECTUS/PROXY STATEMENT ONCE IT BECOMES AVAILABLE, BECAUSE THESE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION.  Investors may obtain the prospectus/proxy statement and other documents that have or will be filed by Ostex and Inverness with the SEC free of charge at the SEC’s website (http://www.sec.gov) or by directing a request to Ostex International, Inc, 2203 Airport Way South, Suite 400, Seattle, WA 98134, Attn.: Corporate Secretary, telephone (206) 292-8082 or Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, Attn: Corporate Secretary, telephone (781) 647-3900.

Ostex and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger.  Information about the directors and executive officers of Ostex and their ownership of Ostex common stock is set forth in Ostex’ Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 24, 2003.  Additional information about the interests of the participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed transaction when it becomes available.

—  Tables follow  —

OSTEX INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 31, 2003	March 31, 2002

Revenues:	$1,651	$923
Cost of products sold	772	293
Gross profit	879	630

Operating expenses:
Research and development	367	463
Selling, general and administrative	1,078	999
POC facility start-up costs	0	431
Total operating expenses	1,445	1,893
Loss from operations	(566)	(1,263)
Other expense, net	(72)	(29)
Net loss	$(638)	$(1,292)

Basic and diluted net loss per common and common equivalent share	$(0.05)	$(0.10)

Weighted shares used in calculation of net loss per share	12,584	12,558

BALANCE SHEET DATA

(dollars in thousands)

(unaudited)

	March 31, 2003	December 31, 2002

Cash, cash equivalents and short-term investments	$1,256	$1,330
Working capital	(82)	597
Total assets	6,613	6,838
Accumulated deficit	(43,947)	(43,309)
Total shareholders’ equity	$1,943	$2,581

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